                                                                    EXHIBIT 3.21


                        AGREEMENT OF LIMITED PARTNERSHIP
                        OF CCA PROPERTIES OF TEXAS, L.P.

         This AGREEMENT OF LIMITED PARTNERSHIP (the "Agreement") is dated as of this 27th day of December, 2002, by and between, CCA PROPERTIES OF AMERICA, LLC, a Tennessee limited liability company (the "General Partner"), and CORRECTIONS CORPORATION OF AMERICA, a Maryland corporation (the "Limited Partner").

                                    ARTICLE I

                                  DEFINITIONS

         1.1 Adjusted Capital Account Deficit. Adjusted Capital Account Deficit means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Year after giving effect to the following adjustments:

                  (a) Credit to such Capital Account for any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulation Section 1.704-l(b)(4)(iv)(f); and

                  (b) Debit to such Capital Account for any items described in Regulation Sections 1.704-l(b)(2)(ii)(d) (4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         1.2 Agreement. Agreement means this Agreement of Limited Partnership, as the same may from time to time be amended.


         1.3 Book Value. Book Value of an asset means, as of any particular date, the value at which the asset is properly reflected on the books of the Partnership as of such date. The Book Value of all Partnership assets shall be adjusted to equal their respective fair market values, as determined by the General Partner as of the following times: (i) the acquisition of an additional Partnership interest by any new or existing Partner, in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property or money; and
(iii) the termination of the Partnership for federal income tax purposes pursuant to Code Section 708(b)(l)(B).

         1.3 Capital Account. Capital Account means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with
Section 3.1 hereof.

         1.4 Code. Code means the Internal Revenue Code of 1986, as amended.

         1.5 General Partner. General Partner means CCA Properties of America, LLC, a Tennessee member-managed limited liability company.

         1.6 Limited Partner. Limited Partner means Corrections Corporation of America, a Maryland corporation.

         1.7 Partners. Partners means collectively the General Partner and the Limited Partner.

         1.8 Partnership. Partnership means CCA Properties of Texas, L.P., a Delaware limited partnership.

         1.9 Percentage Interests. Percentage Interests means the percentage interests of the Partners in the Partnership. The Percentage Interest of the General Partner initially shall be 1%, and the Percentage Interest of the Limited Partner shall be 99%.

         1.10 Real Property and Related Assets. Real Property and Related Assets means the real property and related assets as set forth on Schedule A attached hereto.

         1.11 Regulations. Regulations means Treasury Department regulations, temporary regulations and proposed regulations promulgated under the Code from time to time.

                                   ARTICLE II

                        FORMATION, NAME, PRINCIPAL PLACE
                         OF BUSINESS, TERM, MANAGEMENT

         2.1 Formation. The General Partner and the Limited Partner hereby form with each other and/or continue a limited partnership ("Partnership") pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as the same may be amended from time to time.

         2.2 Name. The Partnership shall operate as CCA Properties of Texas, L.P. The Partnership may adopt and conduct its business under such assumed or trade names as the Partners may from time to time determine.

         2.3 Principal Place of Business. The principal place of business of the Partnership shall be 10 Burton Hills Boulevard, Nashville, Tennessee 37215. The business of the Partnership may also be conducted at such other or additional place or places as agreed upon by the Partners.

         2.4 Term. The term of this Partnership shall be for a period of fifty (50) years from the date of execution of this Agreement, unless sooner terminated as hereinafter provided.

         2.5 Purpose. The purpose and business of the Partnership shall be to own the Real Property and Related Assets.

         2.6 Powers. In furtherance of the foregoing purposes, the Partnership has power and authority to (a) own, operate, transfer, convey and otherwise deal with the Real Property and Related Assets; (b) retain counsel, accountants, financial advisers, and other professional personnel; and (c) engage in such other activities and incur such other expenses as may be necessary or appropriate for the furtherance of the Partnership's purposes, including without limitation the execution, acknowledgment, and delivery of any and all instruments the General Partner deems necessary or advisable to the foregoing.

         2.7 Management by General Partner. The management and operation of the Partnership is vested exclusively in the General Partner. Subject to the provisions of Section 2.8 below, the General Partner shall have the power on behalf and in the name of the Partnership to carry out, exercise and implement any and all of the objectives, purposes and powers of the Partnership set forth in this Article II.

         2.8      Powers of Limited Partner. The Limited Partner shall not take part in the management of the Partnership business or transact any business for the Partnership, shall have no power to sign for or to bind the Partnership, and no Limited Partner shall be personally liable for any of the debts or obligations of the Partnership beyond the amount of capital contributed by it to the Partnership. Each of the following matters shall require the affirmative vote or written consent of Limited Partners holding the aggregate of Partnership Percentages of all Limited Partners as a group indicated on the following schedule:

                                                          Required Partnership
                                                              Percentage of
                         Action                              Limited Partners
                         ------                              ----------------
   Admission of a new General Partner other than
   where there is no remaining or surviving General
   Partner                                                          100%

   Admission of a new General Partner or
   election to continue the business of the
   Partnership after a General Partner ceases
   to be a General Partner where there is no
   remaining or surviving General Partner                           100%

It is hereby agreed that the Limited Partners shall have no voting rights other than those set forth in this Section 2.8. Upon the approval of any of the foregoing Partnership matters pursuant to this Section 2.8, the General Partner shall be authorized and directed to conclude any transaction so approved. All Partners, including Partners who may have been opposed to any such transaction, shall be bound to conclude the transaction or action and to execute such documents and do such things in furtherance thereof as the General Partner deems necessary or convenient.

                                   ARTICLE III

                  CONTRIBUTIONS; ALLOCATIONS AND DISTRIBUTIONS

         3.1 Capital Accounts. There shall be established on the books of the Partnership a Capital Account for each Partner, which shall reflect the value of it capital contributions and which shall thereafter be adjusted in accordance with Regulation Section 1.704-1.

         3.2 Capital Contributions. The General Partner shall contribute in exchange for its Percentage Interest the sum of $1.75 million. The Limited Partner shall contribute in exchange for its Percentage Interest all of its right, title and interest in the Real Property and Related Assets. The parties hereto agree that the Book Value of the Real Property and Related Assets at the time of contribution by the Limited Partner is approximately $173.0 million. The General Partner shall make its capital contribution on or before December 31, 2002, and the Limited Partner shall make its capital contribution on or before December 31, 2002. The Partners may make additional contributions from time to time as agreed upon by the Partners.

         3.3 Allocations and Distributions. Subject to Section 3.3 hereof, all allocations of Partnership income and loss and all distributions from the Partnership shall be made in accordance with the Percentage Interests of the Partners.

         3.4 Qualified Income Offset. If any Partner unexpectedly receives an adjustment or allocation described in Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6) in any year or other period, and as a result would, but for this Section 4.2.1, have an Adjusted Capital Account Deficit as of the last day of such year or other period, then items of income and gain of the Partnership (consisting of a pro rata portion of each item of Partnership income, including gross income and gain) for such year or other period (and, if necessary, for subsequent Years or periods) shall be specially allocated to such Partner in the amount and in the proportions required to eliminate such deficit as quickly as possible.

         3.5 Tax Allocations. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between to adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.4 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing, any Partner's Capital Account or share of profits, losses, other items or distributions pursuant to any provision of this Agreement.

                                   ARTICLE IV

                               ACCOUNTING MATTERS

         4.1 Books and Records. The General Partner shall maintain proper and complete books of account of the business of the Partnership, which shall be open to inspection and available for copying by any Partner or Partner's representative, at the Partnership's principal place of business in Tennessee, upon reasonable request at reasonable times during normal business hours.

         4.2 Fiscal Year. The fiscal year of the Partnership shall end on the 31st day of December.

         4.3 Accounting Method. The books of the Partnership shall be maintained, and any calculation or computation required to be made under this Agreement shall be conducted, in accordance with such accounting method as determined by the General Partner, consistently applied.

         4.4 No Certificates. Unless otherwise determined by the General Partner in its sole discretion, no certificate or other document shall be issued by the Partnership to the Limited Partner as evidence of its investment in the Partnership.

                                    ARTICLE V

                                  TERMINATION

         This Partnership shall dissolve and terminate upon the first to occur of the following events:

         (a)      Upon expiration of the term of the Partnership;

         (b) The withdrawal, resignation, removal, dissolution or bankruptcy of the General Partner, unless there is at such time a remaining General Partner, or unless within ninety (90) days a successor General Partner shall be elected by the Limited Partner, as provided in Section 2.8; or

         (c)      By the General Partner in its sole discretion.


                                   ARTICLE VI

                               GENERAL PROVISIONS

         6.1 Indemnification. The Partnership shall indemnify and hold the officers, employees, agents and representatives of the Partnership, the General Partner, and each of the officers, members, employees, agents, and representatives of the General Partner harmless from any loss or damage, including, without limitation, reasonable legal fees and court costs, incurred by it or any of them by reason of anything it or any of them may do or refrain from doing for and on behalf of the Partnership or in connection with its business or affairs; provided, however, that the Partnership shall not be required to indemnify any of its officers, employees, agents and representatives, the General Partner or any of the officers, members, employees, agents, and representatives of the General Partner for any loss or damage which it might incur as a result of fraud, willful misconduct or gross negligence committed by any such person or entity in the performance of their or its duties under the Agreement.

         6.2 Notices. All notices or other communications provided for under this Agreement shall be in writing and shall be deemed properly given when actually received or when mailed, if sent by registered or certified United States mail, postage prepaid, addressed to the principal place of business of the Partnership or to such other address as any party may specify in writing to the other parties.

         6.3 Limitation on Scope of Partnership. This Partnership extends only to and is strictly limited to the rights and obligations defined herein and nothing herein shall be construed to constitute any Partner, or any constituent member thereof, the agent or general partner of the other, nor to in any manner limit the Partners in the carrying on of their respective businesses and activities other than those activities included within the scope of this Partnership.

         6.4 Contribution. Each Partner shall be entitled to contribution from the others to the extent that he or it may advance, or to be required to pay, toward any obligation of this Partnership, any such which is in excess of his or her proportionate share of such obligation at the time of the payment.

         6.5 Meetings. Meetings of the Partners may be called by any Partner of the Partnership by mailing five (5) days notice to the Partners, stating the purpose(s) of the meeting. Any such meetings shall be held at the principal place of business of the Partnership, or such other place in Nashville, Tennessee, as may be designated in the notice. Any action may be taken by the Partnership upon the written consent of the Partners required, without a meeting.

         6.6 Integration. This Agreement embodies the entire agreement and understanding among the Partners and supersedes all prior agreements and understandings, if any, among and between the Partners relating to the subject matter hereof.

         6.7 Applicable Law. This Agreement and the rights of the Partners shall be governed by and construed and enforced in accordance with the local laws of the State of Delaware and not the choice of law rules of such state.

         6.8 Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

         6.9 Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Partners and their respective heirs, executors, administrators, successors, transferees and assigns.

         6.10 Amendment. This Agreement may not be amended, altered or modified except by instrument in writing and signed by all of the parties.


                         [Signatures on following page]

         IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.


                                            GENERAL PARTNER:

                                            CCA PROPERTIES OF AMERICA, LLC, a
                                            Tennessee limited liability company


                                            By: /s/ Todd J. Mullenger
                                               --------------------------------

                                            Title: Vice President, Treasurer
                                                  -----------------------------


                                            LIMITED PARTNER:


                                            CORRECTIONS CORPORATION OF AMERICA,
                                            a Maryland corporation


                                            By: /s/ John D. Ferguson
                                               --------------------------------

                                            Title:  Chief Executive Officer
                                                      and President
                                                  -----------------------------

                                   SCHEDULE A


Bridgeport Pre-Parole Transfer Facility
Community Education Partners (alternative educational facility)
Eden Detention Center
Houston Processing Center
Laredo Processing Center
Webb County Detention Center
Mineral Wells Pre-Parole Transfer Facility
T. Don Hutto Correctional Center
Unimproved Property (2 parcels) - Eden, TX
Unimproved Property - Houston, TX
Unimproved Property - Mineral Wells, TX
Unimproved Property - Venus, TX